UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
February 10, 2020

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	PLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
As previously disclosed in the Current Report on Form 8-K filed on February 10, 2020 by Plantronics, Inc. (the “Company”), the Company announced, among other things, that its Board of Directors (the “Board”) and Joseph Burton had reached a mutual agreement that Mr. Burton would step down as the Company’s President and Chief Executive Officer effective as of February 7, 2020 (the “Transition Date”). The Company is filing this Form 8-K/A to amend the Current Report on Form 8-K referred to above to disclose details of Mr. Burton’s transition services and severance and release agreement that were not determined at the time of the initial filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2020 (the “Effective Date”), the Company and Mr. Burton entered into a Severance Agreement and Release pursuant to which Mr. Burton agreed, among other things, to remain employed as a Strategic Advisor to the Company to engage in activities between the Transition Date through May 15, 2020 (the “Separation Date”) relating to the transition of his responsibilities as the former President and Chief Executive Officer to his successor (the “Transition Period”). The Agreement further provides that as of the Effective Date, Mr. Burton agreed to resign from all Company Boards or Director positions, pursuant to which Mr. Burton confirmed that his resignation was not in any way due to a disagreement with the Company on any matters relating to the Company’s operations, policies or practices, and that his authority and responsibility for any Company “policymaking function” ceased as of such Effective Date. Finally, the Agreement provides that if Mr. Burton remains employed through the Separation Date or if the Company terminates his employment earlier without cause, in consideration of the release set forth in the Agreement, the Company would pay or provide certain severance benefits to Mr. Burton. A summary of the material terms and conditions of the Agreement are as follows:

•	Compensation and benefits for Mr. Burton’s services as a Strategic Advisor during the Transition Period:

◦
An annualized base salary of $800,000, payable in arrears from the Transition Date through the Separation Date in accordance with the Company’s standard payroll practices, less applicable tax withholding;

◦
Mr. Burton will not be eligible to participate in any Company-sponsored bonus plan or program, nor will be granted any new equity awards, during the Transition Period, however his “service” for all purposes under his applicable equity agreements will continue during the Transition Period;

◦	He will be reimbursed up to $10,000 in reasonable legal fees associated with the review of Agreement; and

◦
He will continue to participate in other employee benefit plans generally applicable to other executive officers of the Company, including the Company’s Exempt Time Off program, provided that no vacation time will accrue under the terms of that program.

•	Severance Benefits following Mr. Burton’s Separation Date:

◦	24 months of his base salary in effect immediately before the Transition Date, commencing 60 days following his separation date and payable on the Company’s standard payroll practices;

◦
A lump-sum cash payment equal to $1,000,000, which is the amount of Mr. Burton’s annual target incentive bonus for the fiscal year, payable on the first regular payroll date following 60 days after the Separation Date;

◦	Outstanding equity awards as of the Separation Date will vest in full as to 50% of the unvested portion of the award (at the target level for any such awards that have performance goals);

◦
A lump sum cash payment of $18,000, which is the premium Mr. Burton would be required to pay for 18 months of group health coverage under COBRA; and beginning on the 18-month anniversary of the Separation Date, the Company will pay or reimburse the full premium amounts for Mr. Burton and his eligible dependents for health coverage comparable to that received under the Company’s plan for an additional 42 months (or until such earlier date on which he becomes eligible for health coverage from another employer), up to a maximum amount of $50,000; and

◦	24 months of standard outplacement services, payable to the provider and not payable in cash to Mr. Burton, provided it is initiated by him within 3 months of the Separation Date.
All benefits described above are subject to required tax withholding. Additionally, the Agreement further provides for standard confidentiality, indemnification, non-disparagement and cooperation provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 13, 2020	PLANTRONICS, INC.

		By:	/s/ Mary Huser
		Name:	Mary Huser
		Title:	Executive Vice President and Chief Legal and Compliance Officer